Exhibit 5.1

Our ref      VSL/815090-000001/28429343v1

MicroAlgo Inc.

Unit 507, Building C, Taoyuan Street

Long Jing High and New Technology Jingu Pioneer Park

Nanshan District, Shenzhen

People’s Republic of China

5 January 2024

Dear Sirs

MicroAlgo Inc.

We have acted as Cayman Islands legal advisers to MicroAlgo Inc. (the “Company”) in connection with the Company’s registration statement on Form F-3, including all amendments or supplements thereto (the “Registration Statement”), initially filed on 18 December 2023 with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended to date relating to securities to be issued and sold by the Company from time to time, and the prospectus supplement dated 4 January 2024 (the “Prospectus Supplement”) relating to the sale of (a) up to US$4,000,000 ordinary shares of the Company of a par value of US$0.001 each (the “Shares”) in accordance with the Securities Purchase Agreement dated 4 January 2024 entered into between the Company and the Purchaser named therein (the “Securities Purchase Agreement”); and (b) up to 2,300,000 Shares underlying previously issued warrants by the Company in accordance with the Warrant Agreement of the Company dated 8 February 2021 entered into between the Company and the Purchaser named therein (the “Warrant Agreement”).

We are furnishing this opinion and consent as Exhibit 5.1 to the Company’s current report on Form 6-K which will be incorporated by reference into the Registration Statement and the Prospectus Supplement (the “Form 6-K”).

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	The certificate of incorporation of the Company dated 14 May 2018 and the certificate of incorporation on change of name of the Company dated 9 December 2022 issued by the Registrar of Companies in the Cayman Islands.

1.2	The amended and restated memorandum and articles of association of the Company as adopted by a special resolution passed on 21 October 2022 with effect from 9 December 2022 (the “Memorandum and Articles”).

1.3	The written resolutions of the board of directors of the Company dated 4 January 2024 (the “Directors’ Resolutions”), and the corporate records of the Company maintained at its registered office in the Cayman Islands.

1.4	A certificate from a director of the Company, a copy of which is attached hereto (the “Director’s Certificate”).

1.5	A certificate of good standing dated 15 December 2023, issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”).

1.6	The Registration Statement and the Form 6-K.

1.7	The Prospectus Supplement.

1.8	The Securities Purchase Agreement.

1.9	The Warrant Agreement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy, as of the date of this opinion letter, of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	There is nothing under any law (other than the law of the Cayman Islands), which would or might affect the opinions set out below.

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company is US$200,000 divided into 200,000,000 ordinary shares of a par value of US$0.001 each.

3.3	The issue and allotment of the Shares have been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement, the Prospectus Supplement and the Securities Purchase Agreement, the Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

3.4	The statements under the caption “Taxation” in the Prospectus Supplement forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.2	In this opinion the phrase “non-assessable” means, with respect to the Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, and in absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Form 6-K, and to the reference to our name under the headings “Enforcement of Civil Liabilities” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement and the Prospectus Supplement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

Maples and Calder (Hong Kong) LLP

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